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                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                          DIRECTORS OF PHOTODISC, INC.



     The undersigned, being a shareholder of PhotoDisc, Inc. ("PhotoDisc"), hereby appoints Mark Torrance and Heather Redman, and each of them, as attornies and proxies, each with full power of substitution to represent and vote at the Special Meeting of Shareholders of PhotoDisc to be held at the offices of PhotoDisc, 2013 Fourth Avenue, 4th Floor, Seattle, Washington 98121 on January 29, 1998 at 10:00 a.m., local time, and at any adjournment or adjournments of said meeting (the "Special Meeting"), and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1. APPROVAL of the merger (the "Merger") of PhotoDisc with Print Merger, Inc. ("Merger Sub"), a wholly owned subsidiary of Getty Images, Inc., a Delaware corporation ("Getty Images"), pursuant to the terms and provisions of the Merger Agreement dated as of September 15, 1997 by and among PhotoDisc, Getty Images, Merger Sub and Getty Communications plc, a public limited company organized under the laws of England and Wales (the "Merger Agreement"). Under the terms of the Merger Agreement, PhotoDisc will become a wholly owned subsidiary of Getty Images. Each outstanding share of PhotoDisc common stock, par value $0.01 per share (the "PhotoDisc Common Shares"), will be converted into the right to receive shares of Getty Images common stock, par value $0.01 per share (the "Getty Images Common Shares"), plus certain cash consideration. The consideration to be received by PhotoDisc shareholders and other aspects of the Merger are more completely described in the accompanying Prospectus of Getty Images, and a copy of the Merger Agreement is attached as Annex A thereto.

             / / FOR                    / / AGAINST         / / ABSTAIN

2. APPROVAL of the Getty Images, Inc. 1998 Stock Incentive Plan (the "1998 Plan"), a summary of which is attached to the formal notice of the Special Meeting as EXHIBIT A.

             / / FOR                    / / AGAINST         / / ABSTAIN

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF BOTH THE MERGER AND THE 1998 PLAN. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE SPECIAL MEETING.

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                              The undersigned hereby acknowledges receipt of a
                              Notice of Special Meeting of Shareholders of
                              PhotoDisc, Inc. dated January 6, 1998 prior to the signing of this proxy. Either of the aforesaid proxies may exercise all powers granted hereunder at the Special Meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at the Special Meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

                              Date:                 , 1998.
                                   -----------------     --


Signature must be that of     Signature - Please write legibly
the shareholder himself or
herself.  If shares are held  INDIVIDUAL HOLDER:
jointly, each shareholder
should sign.  If the signer
is a corporation, please
sign the full corporate       Signature
name by duly authorized       Print Name Here:
officer.  If the signer is
a partnership, please sign
partnership name by
authorized person.
Executors, administrators,
trustees, guardians,          Signature
attorneys-in-fact, etc.,      Print Name Here:
should so indicate when
signing.

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                              CORPORATE OR PARTNERSHIP HOLDER



                              By
                              Print Name:
                              Print Title:
                              Address for Future Company Mailings: